Exhibit 99.1

Contact:	Uzi Sasson
Chief Financial Officer

IXYS Corporation
3540 Bassett Street
Santa Clara, California 95054
(408) 982-0700
IXYS CORPORATION ANNOUNCES 44.3% PROFIT INCREASE FOR ITS SECOND QUARTER OVER PRIOR YEAR’S QUARTER
SANTA CLARA, CA. November 1, 2005 — IXYS Corporation (NASDAQ:SYXI) today announced that, for the second fiscal quarter ended September 30, 2005, IXYS reported net revenues of $63.4 million, an increase of 3.3% as compared with net revenues of $61.4 million for the same period in the prior fiscal year.
Gross profit was $21.2 million, or 33.5% of net revenues, for the quarter ended September 30, 2005, as compared to gross profit of $19.5 million, or 31.8% of net revenues, for the same quarter in the prior fiscal year. Net income for the quarter was $5.5 million, or $0.16 per diluted share, as compared to a net income of $3.8 million or $0.11 per diluted share, in the same quarter for the prior fiscal year, an increase of 44.3%.
For the six month period ended September 30, 2005, IXYS reported net revenues of $126.7 million, an increase of 4.4% as compared with net revenues of $121.3 million for the same period in the prior fiscal year. Gross profit for the six month period ended September 30, 2005 was $42.4 million, or 33.4% of net revenues, as compared to gross profit of $36.7 million, or 30.2% of net revenues, for the same period in the prior fiscal year. Net income for the six month period was $10.7 million, or $0.30 per diluted share, an increase of 87.3% as compared to net income of $5.7 million or $0.16 per diluted share, in the same period for the prior fiscal year.
“We continued growth in our profitability for the interim period’s year over year. Our cash position has grown significantly even as we continue to invest in our proprietary technology and our business. We see continued demand in our power and telecommunication sectors, with overall book-to-bill ratio of 1.06 for the quarter, which is an improvement from that of last quarter,” said Dr. Nathan Zommer, Chief Executive Officer.

“We are cautiously optimistic about our next quarter and expect revenues for the December quarter to be relatively flat, as compared to our September quarter,” stated Uzi Sasson, Chief Financial Officer.
IXYS develops and markets primarily high performance power and RF semiconductors and control ICs that are used in controlling and converting electrical power efficiently in power systems for telecommunication infrastructure, motor drives, medical systems and transportation. IXYS also serves emerging markets with digital and analog ICs that control flat panel displays, medical instruments and telecommunication products.
Safe Harbor Statement
The foregoing press release contains forward-looking statements, including those related to our continuing investment in our proprietary technology and business; demand in our power and telecommunications sectors, our book-to-bill ratio, our cautious optimism and expectations for revenues in the December quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, an unexpected increase or leveling of our costs or reduced cash flows, among other things. Further information on other factors that could affect IXYS is detailed and included in IXYS’ Form 10-Q for the fiscal quarter ended June 30, 2005, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.
Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	September 30,	March 31,
	2005	2005
ASSETS
Current assets:
Cash and cash equivalents	$75,688	$58,299
Accounts receivable, net	38,362	41,388
Inventories, net	48,082	51,411
Prepaid expenses	5,084	4,134
Deferred income taxes	6,776	6,649

Total current assets	173,992	161,881
Plant and equipment, net	39,114	27,814
Other assets	26,329	27,409
Deferred income taxes	2,543	2,787

Total assets	$241,978	$219,891

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$2,262	$2,733
Accounts payable	12,713	12,962
Accrued expenses and other liabilities	28,855	22,123

Total current liabilities	43,830	37,818
Long term obligations, net of current portion	14,730	4,566
Pension liabilities	11,006	12,230

Total liabilities	69,566	54,614

Common stock, $0.01 par value:
Authorized: 80,000,000 shares; 33,970,685 issued and 33,491,683 outstanding on September 30, 2005 and 33,586,196 issued and 33,359,194 outstanding on March 31, 2005	340	336
Additional paid in capital	151,456	151,820
Notes receivable from stockholders	(57)	(355)
Retained earnings	16,175	5,492
Accumulated other comprehensive income	4,498	7,984

Total stockholders’ equity	172,412	165,277

Total liabilities and stockholders’ equity	$241,978	$219,891

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Net revenues	$63,385	$61,385	$126,726	$121,339
Cost of goods sold	42,154	41,874	84,350	84,653

Gross profit	21,231	19,511	42,376	36,686

Operating expenses:
Research, development and engineering	4,083	5,071	8,239	9,623
Selling, general and administrative	9,903	8,151	19,162	17,527

Total operating expenses	13,986	13,222	27,401	27,150

Operating income	7,245	6,289	14,975	9,536
Other income (expense), net	785	(14)	1,211	(217)

Income before income tax provision	8,030	6,275	16,186	9,319
Income tax provision	2,486	2,434	5,503	3,615

Net income	$5,544	$3,841	$10,683	$5,704

Net income per share — basic	$0.17	$0.12	$0.32	$0.17

Weighted average shares used in per share calculation — basic	33,525	33,007	33,470	32,980

Net income per share — diluted	$0.16	$0.11	$0.30	$0.16

Weighted average shares used in per share calculation — diluted	35,758	34,484	35,871	34,773